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                                                           EXHIBIT NO. 99.10(b)

              INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

      We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to Registration No. 33-7638 of MFS Series Trust I of our reports dated October 25, 2004 appearing in the annual reports to shareholders for the year ended August 31, 2004, of MFS Cash Reserve Fund and MFS Managed Sectors Fund, each a series of MFS Trust I, and to the references to us under the headings "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in each Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
December 27, 2004